Exhibit 99.1

XM Radio’s Satellite Successfully Delivered to Orbit

WASHINGTON, March 1 /PRNewswire-FirstCall/ — XM Satellite Radio (Nasdaq: XMSR) announced the successful launch of its XM-3 satellite. Liftoff occurred on February 28 at 10:51 pm EST off the Sea Launch Odyssey Launch Platform in open waters of the Pacific Ocean on the equator. The XM-3 satellite was inserted into a geosynchronous transfer orbit, on its way to an orbital location for routine testing prior to placement in its final orbital position at 85 degrees West Longitude. A ground station in South Africa acquired the spacecraft’s first signal an hour after liftoff, as planned.

Built by Boeing Satellite Systems, the XM-3 satellite is a Boeing 702 spacecraft, one of the most powerful satellites built today, designed to provide 18 kilowatts of total power at beginning of life. Like its sister spacecraft, XM-1 and XM-2 — also launched by Sea Launch — XM-3 will transmit more than 150 channels of digital-quality music, news, sports, talk, comedy and children’s programming to subscribers nationwide.

About XM Satellite Radio

XM is America’s number one satellite radio service with more than 3.2 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville at the Country Music Hall of Fame, XM’s 2005 lineup includes 151 digital channels of choice from coast to coast: 67 commercial-free music channels, featuring hip hop to opera, classical to country, bluegrass to blues; more than 40 channels of premier sports, talk, comedy, children’s and entertainment programming; and 21 channels of the most advanced traffic and weather information for major metropolitan areas nationwide. XM was named Best Radio Service at the 2004 Billboard Digital Entertainment Awards. Popular Science recently chose XM products for two prestigious “Best of What’s New 2004” Awards. As the Official Satellite Radio Network for Major League Baseball (MLB) and the Exclusive Satellite Radio Service for NASCAR, as well as the Official Satellite Radio Service for ACC, PAC-10 and Big-10 collegiate football and basketball, XM Satellite Radio is the industry leader in sports radio programming, offering thousands of live sporting events each year.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Nissan and Volkswagen/Audi, is available in more than 120 different vehicle models for 2005. XM also is available in Avis,

National, and Alamo rental cars. XM is the exclusive in-flight entertainment service for AirTran Airways, and will soon be available on JetBlue flights. Consumers can experience XM over the Internet through XM Radio Online at http://listen.xmradio.com. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-15-04. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.